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                                                                    EXHIBIT 5.2


                 [KUMMER KAEMPFER CONNER & RENSHAW LETTERHEAD]



                                January 10, 1997


D'Ancona & Pflaum
30 North LaSalle Street
Suite 2900
Chicago, Illinois 60602

        RE:     WATSON PHARMACEUTICALS, INC.

Ladies and Gentlemen:

        You have requested our opinion as special counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4 relating to the merger of Opalacq Co., a Delaware corporation and a wholly owned subsidiary of the Company (the "Merger Subsidiary"), and Oclassen Pharmaceuticals, Inc., a Delaware corporation ("OPI"), pursuant to an Agreement and Plan of Merger dated as of September 25, 1996, by and among the Company, the Merger Subsidiary and OPI (the "Merger Agreement"), as amended effective as of November 14, 1996, and as further amended effective as of December 31, 1996. As consideration for the merger, the shareholders of OPI (other than such shareholders who have properly exercised dissenter's rights) will receive an aggregate amount of up to $135,000,000 in value of the Company's common stock, par value $.0033 ("Watson Shares"). We are not general counsel to the Company, we have been retained specially to represent the Company in this transaction for the purpose of rendering this opinion to you. Any opinions expressed herein shall be limited to the extent that we have been retained as special Nevada counsel.

        In connection with this opinion, we have examined the following documents (collectively, the "Documents"):

        1. Articles of Incorporation of the Company as filed with the Nevada Secretary of State on January 2, 1985, as amended on September 28, 1987, as amended on August 27, 1991, as amended on February 20, 1992, as amended on July 18, 1995, and as amended on May 30, 1996.
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        2.      Bylaws of the Company certified by the Company to be currently in full force and effect as of the date of this opinion.

        3.      A mechanically executed copy of the Merger Agreement.

        4. A mechanically executed copy of the First Amendment, dated as of November 14, 1996, to the Merger Agreement (the "First Amendment").


        5. An unexecuted photocopy of the Second Amendment, dated as of December 31, 1996, to the Merger Agreement (the "Second Amendment").


        6. Certificate of the Secretary of the Company dated as of the date hereof.

        7. Registration Statement on Form S-4 for the Company, as filed with the Securities and Exchange Commission on November 15, 1996, file number 333-16275 (the "Registration Statement").


        In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons who signed the Documents, the authenticity of all Documents submitted to us as originals, the conformity to the originals of all Documents submitted to us as copies and the authenticity of the originals of such latter Documents. We assume the due authorization of each Document by each party thereto. We assume the Merger Agreement, the First Amendment and the Second Amendment represent legal, valid, binding and enforceable obligations of each party thereto. We assume that the Documents have not been rescinded, modified, or altered in any manner whatsoever as of the date hereof.

        In rendering the foregoing opinions, we have relied without investigation on the certificates of officers of the Company, and we have not independently verified any of the factual matters set forth in any other Documents upon which we have relied. Furthermore, we have been provided with a copy of the Registration Statement, and we have relied without investigation upon the representations contained therein. We have not been asked, nor have we endeavored, to review, revise or in any manner comment upon the contents of the Registration Statement.

        We are admitted to the Bar of the state of Nevada. In rendering our opinions hereinafter stated, we have relied upon the applicable laws of the state of Nevada as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the state of Nevada. We express no opinion as to the laws of any other jurisdiction or of the United States of America.

        Based on such examination and subject to the limitations and assumptions hereinabove provided, we are of the opinion that the Company has the full power and authority under the laws of the State of Nevada, and under its Articles of Incorporation and Bylaws, as amended, to issue the Watson Shares in accordance with the Merger Agreement, the First Amendment and the Second Amendment and that such Watson Shares are validly authorized shares of common stock of the
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January 10, 1997
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Company, and when issued, will be legally issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

        These opinions are effective as of the date hereof. No extensions of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We understand that you will rely on our opinion in rendering your separate opinion addressed to the Securities and Exchange Commission in connection with the previously referred to Registration Statement. Our opinions are not to be otherwise quoted in whole or in part without the express written consent of this firm.


                                        Very truly yours,

                                        /s/ KUMMER KAEMPFER BONNER & RENSHAW
                                        ------------------------------------
                                            Kummer Kaempfer Bonner & Renshaw